UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

November 22, 2005

Date of Report (Date of earliest event reported)

FEI COMPANY

(Exact name of registrant as specified in its charter)

Oregon	000-22780	93-0621989
(State or other jurisdiction of incorporation)	(Commission Identification No.)	(IRS Employer File Number)

5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 726-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Termination of our Convertible Note Hedge and Warrant

Concurrently with the issuance of $150 million of our zero coupon convertible subordinated notes in June 2003, we entered into convertible note hedge and warrant transactions with a counterparty affiliated with one of the initial purchasers of the notes.  The hedge and warrant transactions were intended to offset the potential dilutive effects of conversions of the notes under certain market conditions. To date, there have been no conversions of the notes and accordingly, no exercises of the hedge or warrant.

 Between November 7, 2005 and November 22, 2005, we terminated the hedge and warrant in return for aggregate cash payments of approximately $10,957,000 to us from the counterparty to these instruments. The termination of the hedge and warrant will eliminate the potential anti-dilutive effect of the hedge in the event of future conversions of the zero coupon notes.  The receipt of the approximately $10,957,000 will be recorded as an increase in contributed capital in the fourth quarter of 2005 and will not result in any gain or loss in our consolidated statement of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEI COMPANY

/s/ Bradley J. Thies
Bradley J. Thies
Vice President, General Counsel and Secretary

Date: November 23, 2005